UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

BLUE NILE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Schedule 14A filing consists of the following communications relating to the proposed acquisition of Blue Nile, Inc. (“Blue Nile”) by BC Cyan Parent, Inc. (“Parent”) and BC Cyan Acquisition Inc., an indirect wholly-owned subsidiary of Parent (“Merger Sub”) pursuant to the terms of an Agreement and Plan of Merger, dated September 6, 2016 by and among Blue Nile, Parent and Merger Sub:

(i)	Email to Employees; and

(ii)	Email to Vendors and Partners

Each item listed above was first used or made available on September 7, 2016.

Employee Email

Team Blue Nile:

We have exciting news to share with you. Today we announced a definitive agreement to be acquired by Bain Capital Private Equity and Bow Street. A news release with more information can be viewed, here: Blue Nile Enters Into Definitive Agreement to be Acquired by Bain Capital Private Equity and Bow Street LLC for Approximately $500 Million (https://finance.yahoo.com/news/blue-nile-enters-definitive-agreement-123000666.html). We and the Investor Group are excited about this deal and the next phase of the company, as we work towards closing the deal, in the first half of 2017.

The partnership with Bain Capital Private Equity and Bow Street will enhance Blue Nile’s innovative drive that has disrupted the diamond industry and made us the smartest, easiest, and most pressure-free way for consumers to buy a diamond. Our plan is to continually expand and improve our ecommerce platform as we grow and reach more consumers. Blue Nile is a unique business with a strong platform in an industry that is rapidly evolving and migrating online. The additional resources that come with this partnership will help Blue Nile to continue its innovative drive that has disrupted the diamond industry.

Our mission: to deliver high-quality engagement rings and fine jewelry, at the best possible value, to our customers as they get engaged and give gifts remains the same. With this investment Blue Nile will be well-capitalized for growth and have significant financial flexibility. We will continue to create the superior customer experience for which we’re known. There will be Town Hall meetings today to answer what questions we can. Please see the schedule below. Invites are coming shortly.

Vendor/Partner Email

Dear Valued Partner:

We wanted to share with you personally the news that today Blue Nile announced that it reached a definitive agreement to be acquired by Bain Capital Private Equity and Bow Street. A news release with more information can be viewed, here: Blue Nile Enters Into Definitive Agreement to be Acquired by Bain Capital Private Equity and Bow Street LLC for Approximately $500 Million<https://finance.yahoo.com/news/blue-nile-enters-definitive-agreement-123000666.html>.

Blue Nile is a unique business with a strong platform in an industry that is rapidly evolving and migrating online. With your help, we have brought innovation to the diamond industry and built the smartest, easiest, and most pressure-free way for consumers to buy a diamond. Our goal is to build Blue Nile into a world-class, e-commerce retailer delivering value to customers and shareholders, while maintaining good relationships with our supplier and vendor partners.

We and the Investor Group are excited about this deal and our next phase of the company. Importantly, we see this as a way to strengthen our relationships with you, our valued partners.

If you have any additional questions, please contact Josh Holland at joshh@bluenile.com.